Exhibit 10.58

EMPLOYMENT AGREEMENT

This Agreement is made as of January 4, 2012 by and between Jean-Christophe Bédos (the “Executive”) and Birks & Mayors Inc., a corporation incorporated under the laws of Canada (the “Company”).

WHEREAS the Executive received and accepted a conditional offer of employment from the Company on October 17, 2011;

WHEREAS the parties declare and acknowledge that the pre-employment conditions set out in such offer, viz., that the Executive be legally entitled to work for the Company in Canada and the United States, and to travel abroad, and that he successfully pass a pre-employment medical examination, have all been duly satisfied;

NOW, THEREFORE, in consideration of the foregoing and of their respective covenants and agreements, the parties agree as follows:

1. Position, Responsibilities and Term of Agreement

1.1 Employment and Duties. Subject to the terms and conditions of this Agreement, the Company employs the Executive to serve, effective April 1, 2012, as its President and Chief Executive Officer, reporting to the Company’s Board of Directors; however, until the departure of the Company’s current President and Chief Executive Officer on March 31, 2012, the Executive shall serve as the Company’s Chief Operating Officer reporting jointly to the current President and Chief Executive Officer and the Chairman of the Board. The Executive accepts such employment and agrees to perform in a diligent, careful and proper manner such reasonable responsibilities and duties commensurate with such positions as may be assigned to the Executive. The Executive agrees to devote substantially all business time and efforts to and give undivided loyalty to the Company.

1.2 Place of work: The Executive shall be based in Montreal, Quebec, Canada, and provide his services to the Company both in Canada and the United States, with the requirement to travel extensively, including abroad, as needed and/or directed by the Company and any other traveling needs required by the position.

1.3 Effective Date: Subject to the provisions of this Agreement, the Executive’s employment will begin on January 4, 2012 and this Agreement shall be effective as of that date (the “Effective Date”) and shall continue for an indefinite term thereafter unless otherwise terminated as provided for in this Agreement (the “Term”).

2. Compensation

2.1 Base Salary. As of the Effective Date and during the Term of this Agreement, the Company shall pay the Executive an annual gross base salary of $700,000 (“Base Salary”) less all applicable taxes, and withholdings, payable in the manner dictated by the Company’s standard payroll policies. The Executive shall be considered for annual Base Salary increases determined at the Company’s discretion based upon the Executive’s performance and the Company’s performance.

2.2 Incentive Compensation.

“Fiscal Year” in this Agreement shall mean such period of approximately twelve (12) months defined as such from time to time by the Company’s Board of Directors. In the event of any change in the definition “Fiscal Year” it should not adversely affect any bonus payment or other compensation based or calculated on the Fiscal Year.

a) Annual Cash Bonus. For each Fiscal Year of the Company through which the Executive remains an active employee of the Company, the Executive will have the opportunity to earn a bonus, when available, based on achievement of a targeted level of performance, as reflected in an annual bonus letter, if applicable, and based on performance criteria set by the Company. The target bonus would be 65% of the Base Salary. The Executive is required to be an active employee continuously from the Effective Date through the date of the payment of the bonus in order to receive any payment of bonus. On an ongoing basis, the minimum bonus pay out, if any, for any Fiscal Year is $0 and the maximum bonus pay out for any Fiscal Year is the maximum allowed under the then current Management Bonus Plan. Notwithstanding the foregoing, for Fiscal Year 2013 commencing April 1, 2012 and ending March 30, 2013, the Executive will receive a minimum guaranteed bonus of $282,500 to be paid as follows: $141,250 as of the Effective Date and $141,250 following the Board approval of the Company’s FY 2013 audited financial statements, subject in all cases to the Executive remaining an active employee of the Company, and less all applicable taxes and withholdings.

b) Long Term Incentive Plan (LTIP).

(i) Cash LTIP. The Executive shall participate in the Company’s Cash LTIP, as established and modified from time to time by the Company, with a target payout of 75% of Base Salary after the three Fiscal Years ending on March 31, 2015, provided that the Executive is actively employed from the Effective Date until the date of the payment of the Cash LTIP. The Cash LTIP is governed by the applicable provisions of the Company’s plan, as set out more fully therein.

The Board will review and determine any modifications to the Cash LTIP applicable to the Executive for every subsequent three Fiscal Year period.

In the event that the Executive is terminated without Cause after at least three (3) years of employment and within two (2) years of a change in control as defined in the Company’s Cash LTIP plan, any balance in the Cash LTIP will be paid to the Executive in a lump sum payment. In the event a change in control, as defined in the Company’s Cash LTIP, occurs after at least three (3) years of employment and the Company’s Cash LTIP is not continued or replaced with a plan of equivalent value, any balance in the Cash LTIP will be paid to the Executive in a lump sum payment.

(ii) Stock Option. The Executive will be granted an option to purchase up to 150,000 Class A voting (common) shares of the Company with a three year vesting period upon terms and conditions to be determined by the Company’s Compensation Committee and Board, the whole in accordance with the Company’s Long-Term Incentive Plan (“Stock Option”).

2.3 Participation in Benefit Plans and Discount Policy. If acceptable by the Company’s group insurers, the Company will provide the Executive with the group insurance coverages, currently including life, dental, medical insurance benefits and short-term and long-term disability benefits, the cost of which shall be borne by the Company according to the prevailing policies applicable to other Senior Management members. The Company will assume the cost of a reasonable amount of supplemental life insurance of up to two times the Executive’s Base Salary. The Company will also undertake to source and pay for a reasonable amount of supplemental short-term and long-term disability benefits commensurate with the position of President and CEO. Coverage commences on the Effective Date. In addition, the Executive will be entitled to participate in the Company’s Discount Policy for Officers and Members of the Board. The Company may, at its discretion, modify said policies from time to time.

2.4 Vacation Days. The Executive shall be entitled to twenty-five (25) days of vacation for each calendar year consistent with the Company’s vacation policy for Senior Management officers. The vacation days are earned for a given calendar year during that same calendar year; as a result, for any portion of a calendar year worked, the vacation shall be prorated on the basis of the number of days worked during the calendar year. Unused vacation days may not be carried over from year to year, unless otherwise approved by the Company.

2.5 Expenses. During the term of employment hereunder, the Executive shall be entitled, without duplication, to receive reimbursement for all reasonable and approved business expenses incurred by the Executive in accordance with the policies and procedures established by the Company.

2.6 Car Allowance: In addition but without duplication, the Executive shall receive the following gross all-inclusive car allowance, in a lump sum amount equal to $1,500 per month in accordance with the car allowance policy applicable to other members of Senior Management as may be amended from time to time. The Company will also pay on a monthly basis for parking near the Company’s head office directly to a parking garage owner. Any other automobile costs or expenses including, without limitation, maintenance, insurance, repairs, lease or financing costs, and mileage, are the sole responsibility of the Executive.

2.7 Housing and Relocation Allowances: The Executive will be provided with the following one-time moving and relocation allowances in relation to his relocation to Montreal:

(i) reasonable and pre-approved expenses for temporary housing for the first three (3) months of his employment in accordance with the Company’s travel policy, such amounts to be paid directly by the Company;

(ii) a maximum of $10,000 following receipt of invoices and proof of payment for the purchase of miscellaneous home-related items such as curtains and rugs; and

(iii) the Company will select a moving company, based upon submitted proposals, for handling the relocation of all household goods and the Company will pay the moving company directly, up to a maximum of $25,000, following receipt of invoices.

2.8 Annual Retirement Benefit: During the term of employment hereunder, the Company will pay the Executive an annual retirement benefit of $35,000 payable by installment on a quarterly basis, less applicable taxes and withholdings.

2.9 Financial Planning and Tax Preparation: During the term of employment hereunder, the Executive shall be entitled, without duplication, to receive reimbursement for all reasonable costs he has incurred for financial planning and preparation of annual tax returns up to a maximum of $15,000 per annum following receipt of invoices and proof of payment.

2.10 Annual Family Travel to Country of Origin: During the first three (3) years of employment hereunder, the Company shall reimburse the Executive for the cost of an annual round trip flight in economy class for himself, his spouse and his children between Montreal and his country of origin up to a total per trip of $1,000 per family member, following receipt of invoices and proof of payment.

2.11 Club Memberships: During the term of employment hereunder, the Company shall assume reasonable initial and annual membership fees of up to a total of four (4) business/social clubs and/or sporting clubs in Montreal and Florida to be used for business and brand development purposes, provided that such memberships have been approved by the Compensation Committee and/or the Board.

2.12 It is understood that to the extent these provisions in this Section 2 generate a taxable benefit for income tax purposes, these taxes will be the sole responsibility of the Executive and the Company reserves the right to withhold the taxes as applicable.

3. Termination

3.1 Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

a) “Change in Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(i) any “Person” (other than members of the Controlling Shareholder Group, the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company controlled, directly or indirectly, by the controlling shareholders of the Company), is or becomes the “beneficial owner”, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(ii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation or entity, OTHER THAN a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or a merger or consolidation with or into any company the voting securities of which are beneficially owned 50% or more by the Controlling Shareholder Group, provided that the voting securities of the surviving entity outstanding immediately after such merger or consolidation are beneficially owned 50% or more by the Controlling Shareholder Group;

(iii) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iv) the total combined voting power of the Company (or any successor entity) represented by shares of voting stock owned by members of the Controlling Shareholder Group is reduced to less than 50%.

The “Controlling Shareholder Group” includes: (i) Montrovest B.V.; (ii) Goldfish Trust; (iii) Rohan Private Trust Company; (iv) Dr. Lorenzo Rossi di Montelera, (v) the spouse and lineal descendants of Dr. Lorenzo Rossi di Montelera; (vi) any trust whose principal beneficiaries are persons described in clauses (iv) and (v). A “Person” includes any natural person and any corporation, limited liability company, partnership, trust or other entity.

b) “Cause” shall mean: (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties for the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness, or any such actual or anticipated failure after the Executive announces his intention to resign for Good Reason), (ii) the willful engaging by the Executive in misconduct which is financially injurious to the Company, or (iii) the Executive’s conviction or a pleading of guilty or nolo contendere with respect to the commission of a felony or a crime involving bad faith or dishonesty; (iv) the Executive’s insubordination or any act or omission of the Executive, which pursuant to applicable law, constitutes a serious reason for termination of employment without notice, payment in lieu of notice or any indemnity whatsoever; (v) any breach by the Executive of any material term of this Agreement or any other written agreement between the Executive and the Company; or (vi) the Executive’s material violation of any of the Company’s policies. No act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.

c) “Disability” shall mean the Executive’s inability to perform the Executive’s duties by reason of mental or physical disability for at least ninety (90) days in any three-hundred sixty-five (365) day period. In the event of a dispute as to whether the Executive is disabled within the meaning hereof, either party may from time to time request a medical examination of the Executive by a doctor appointed by the Chief of Staff of a hospital selected by mutual agreement of the parties, or as the parties may otherwise agree, and the written medical opinion of such doctor shall be conclusive and binding upon the parties as to whether the Executive has become disabled and the date when such disability arose. The cost of any such medical examination shall be borne by the Company.

d) “Good Reason” shall mean (i) the Executive ceases to be a member of the Senior Management of the Company, or (ii) the Company materially breaches any material provision of this Agreement. In the event of a resignation for Good Reason, Executive must provide the Company with a written “Notice of Resignation for Good Reason.” The “Notice of Resignation for Good Reason” shall include the specific section of this Agreement which was relied upon and the reason that the Company’s act or failure to act has given rise to the Executive’s resignation for Good Reason.

3.2 Termination of Agreement by the Executive.

Executive may terminate this Agreement by giving the Company written notice of such termination in accordance with Section 6.2 at least 90 days prior to the termination date; such notice may be waived or curtailed at the Company’s option.

3.3 Termination without Cause or Resignation for Good Reason.

In the event at any time of (a) the termination of the employment of the Executive by the Company without Cause (for any reason other than by death or Disability) or (b) the resignation of the Executive from the Company within thirty (30) days of an event constituting Good Reason, the Company shall pay or provide to the Executive only the following:

(i) Any earned and accrued but unpaid installment of base salary through the date of the Executive’s resignation or termination at the rate in effect immediately prior to such resignation or termination (or the rate in effect immediately prior to the occurrence of an event that constitutes Good Reason, whichever is greater) and all other unpaid amounts to which the Executive is entitled as of such date under any compensation plan or program of the Company (including payment for any vacation time earned and not taken during the year in which termination occurs and reimbursements not yet paid but due for business expenses previously incurred), such payments to be made in a lump sum within fifteen (15) days following the date of resignation or termination;

(ii) The amount of annual Cash Bonus the Executive would have been entitled to pursuant to Section 2.2(a), had Executive remained employed through the end of the Fiscal Year in which termination occurs, multiplied by a fraction, the numerator of which is the number of days from the beginning of such Fiscal Year to the date of termination, and the denominator of which is 365, such amount to be paid no later than the time annual bonuses are paid to other executives of the Company;

(iii) In lieu of any further salary, or of any severance payments or notice of termination of employment to the Executive, the Executive will receive up to twelve (12) months of salary continuation at the same rate of base salary in effect immediately prior to the Executive’s resignation or termination (or the base salary in effect immediately prior to the occurrence of an event that constitutes Good Reason, whichever is greater). The Company will make the salary continuation payments, less applicable taxes and other withholdings, on the Company’s regular payroll dates. In addition, the Executive will receive the equivalent of up to twelve (12) months average annual cash bonus (based on the average annual cash bonus paid to him over the previous three Fiscal Years); the amount of such average bonus will be paid out in equal installments, less applicable taxes and other withholdings, on the same regular payroll dates referred to above.

All payment of salary and of bonus continuation shall cease upon the Executive commencing alternate employment or other gainful activities.

The maximum period of twelve (12) months referred to above shall be increased by one (1) additional month after five (5) years of service for each additional year of service thereafter, up to a maximum of eighteen (18) months after ten (10) years of service.

However, should the Executive be terminated without Cause within two (2) years of a Change in Control, then the Executive shall receive in lieu of salary and bonus continuation a lump sum amount equal to eighteen (18) months of base salary and annual cash bonus (based on the average annual cash bonus paid to him over the previous three (3) Fiscal Years) regardless of the Executive’s length of service at that time.

(iv) The Company shall reimburse the Executive the reasonable costs actually incurred by him to relocate himself and his family to his country of origin should such relocation occur during the salary and bonus continuation period set out above, up to the maximum amount and under the same conditions as set out above under Section 2.7(iii).

(v) In the event the employment of the Executive is terminated without Cause after at least three (3) years of employment, any amount then accrued in his Cash LTIP account will be frozen as of the date of termination of employment, will not be subject to further adjustments, and will be paid to the Executive over the remaining term of the Cash LTIP. In addition, any vested Stock Option shall terminate on the earlier of three (3) months from termination of employment or the original date of expiration of the option, the whole in accordance with the Company’s Long Term Incentive Plan.

(vi) The Company shall maintain in full force and effect for the period described in Section 3.3(iii), following the date of the Executive’s resignation for Good Reason or termination without Cause, health, dental and life insurance programs (not disability programs) in which the Executive was entitled to participate either immediately prior to the Executive’s resignation for Good Reason or termination without Cause or immediately prior to the occurrence of an event that constitutes Good Reason, provided that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs.

(vii) As a condition to his entitlement to receive termination payments under clauses (ii)-(vi) of this Section, the Executive shall have executed and delivered to the Company a release substantially in the form attached hereto as Exhibit A.

For greater clarity, except as set forth above, no other payment whatsoever shall be due by the Company to the Executive.

3.4 Termination for Cause or Resignation without Good Reason. In the event of the Executive’s termination of employment for Cause, or his resignation without Good Reason, only the amounts set forth in clause (i) of Section 3.3 shall be payable to the Executive. No other payment whatsoever shall be due by the Company to the Executive.

3.5 Termination for Disability or Death. In the event of the Executive’s termination of employment because of death or Disability, the Company shall pay or provide to the Executive only the following:

(i) the amount set forth in clause (i) of Section 3.3;

(ii) the amount set forth in clause (ii) of Section 3.3;

(iii) the reimbursement of the costs set forth in clause (iv) of Section 3.3;

(iv) any vested Stock Option shall expire on the earlier of twelve (12) months from the date of termination or the original expiration date of the Stock Option, the whole in accordance with the Company’s Long Term Incentive Plan;

(v) any amount owing to the Executive under the Cash LTIP will be paid out promptly in the case of his death or over the remaining term of the Cash LTIP in the case of his Disability provided that at the time of the termination of employment the Executive had at least three (3) years continuous employment.

No other payment whatsoever shall be due by the Company to the Executive.

3.6 Withholding. The Company shall have the right to deduct from any amounts payable under this Agreement an amount necessary to satisfy its obligations, under applicable laws, to withhold income or other taxes of the Executive attributable to payments made hereunder.

4. Non-Competition/Confidentiality

4.1 The Executive agrees that during the Executive’s employment with the Company, and for a twelve-month period thereafter, the Executive will not, directly or indirectly, do or allow any of the following:

a) (i) Compete, in any manner, for himself or, in any capacity, for any other person or business entity whatsoever which competes with the business of the Company or any of its affiliates (as conducted on the date the Executive ceases to be employed by the Company in any capacity, including as a consultant) (a “Prohibited Business”) in Canada or any of the foreign countries, including without limitation in the states in the United States of America, in which the Company or any of its affiliates is doing business (a “Competing Business”);

(ii) solicit any person or business that was at the time of the Executive’s termination of employment, or within one year prior thereto, a customer or supplier of the Company or any of its affiliates;

This prohibition shall not apply provided the two following conditions are both met: the competitor does not derive 5% or more of its revenues (including those of its affiliates in aggregate) from the aggregate of all its Prohibited Businesses; and such revenues are less than 25% of the revenues of the Company and its affiliates in such Prohibited Business;

b) Employ, assist in employing, or otherwise engage in business with any present executive, officer, employee or agent of the Company or its affiliates; or

c) Induce any person who is an executive, officer, employee or agent of the Company, or any member of the Company or its affiliates, to terminate their relationship with the Company or any of its affiliates.

4.2 The Executive agrees that during his employment with the Company and for so long thereafter as the Company has not allowed public disclosure of the business information referred to below, the Executive will not, directly or indirectly, disclose, divulge, discuss, copy or otherwise use or allow to be used in any manner, the customer lists, manufacturing and marketing methods, product research or engineering data, vendors lists, contractors lists, financial information, business plans and methods or other confidential business information or trade secrets of the Company, its direct or indirect subsidiaries or its affiliates, it being acknowledged by the Executive that all such information regarding the business of the Company, its direct or indirect subsidiaries or its affiliates compiled or obtained by, or furnished to, the Executive while the Executive shall have been employed by or associated with the Company is confidential information and the Company’s exclusive property (it being understood, however, that the information publicly disclosed by the Company shall not be subject to this Section 4.2, provided that such information may not be used in connection with any of the activities prohibited under clauses a), b) and c) of Section 4.1 for so long as such clauses remain in effect).

4.3 Upon the termination of the Executive’s employment with the Company, or at any time upon the request of the Company, the Executive (or the Executive’s heirs or personal representatives) shall deliver to the Company (a) all documents and materials (including, without limitation, computer files) containing confidential information relating to the business and affairs of the Company, its direct and indirect subsidiaries and its affiliates, and (b) all documents, materials and other property (including, without limitation, computer files) belonging to the Company, its direct or indirect subsidiaries and its affiliates, which in either case are in the possession or under the control of the Executive (or Executive’s heirs or personal representatives).

4.4 The Executive expressly agrees and understands that the remedy at law for any breach by the Executive of any of the provisions of this Section 4 will be inadequate and that damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of the Executive’s violation of any legally enforceable provision of this Section 4, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 4 shall be deemed to limit the Company’s remedies at law or in equity for any breach by the Executive of any of the provisions of this Section 4, which may be pursued or availed of by the Company.

4.5 In the event the Executive shall violate any legally enforceable provision of this Section 4 as to which there is a specific time period during which he is prohibited form taking certain actions or from engaging in certain activities, as set forth in such provision, then, such violation shall toll the running of such time period from the date of such violation until such violation shall cease; provided, however, the Company shall seek appropriate remedies in a reasonably prompt manner after discovery of a violation by the Executive.

4.6 The Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Section 4, and hereby acknowledges and agrees that the same are reasonable in time, territory and scope, are designed to eliminate competition which otherwise would be unfair to the Company, are not designed to stifle the inherent skill and experience of the Executive, would not operate as a bar to the Executive’s sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to the Executive.

4.7 If any court or arbitrators determine that any of the covenants contained in this Section 4 (the “Restrictive Covenants”), or any part thereof, is unenforceable because of the duration or territory of such provision, the duration or territory of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

4.8 The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts in the Province of Quebec. If the courts of any one or more or such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breach of scope or otherwise, it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants as to breaches of such Restrictive Covenants in such other respective jurisdiction, such Restrictive Covenants as they relate to each jurisdiction being, of this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata.

The term “affiliates” in this Section 4 when used in referencing affiliates of the Company includes, but is not limited to, Mayor’s Jewelers, Inc. and its subsidiaries.

5. Assignment. The rights and obligations of the parties under this Agreement shall not be assignable by either the Company or the Executive, provided that this Agreement is assignable by the Company to any affiliate of the Company, to any successor in interest to the business of any of the Company, or to a purchaser of all or substantially all of the assets of any of the Company including without limitation by way of merger or stock purchase.

6. Miscellaneous.

6.1 Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the Province of Quebec and the laws of Canada applicable thereto.

6.2 Notices. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three days after being sent by certified mail, postage prepaid, with return receipt requested to, the parties at their respective addresses set forth below:

a)	To the Company:

Birks & Mayors Inc.

1240 Phillips Square

Montreal, Quebec

H3B 3H4

Attention: Senior Vice President, Human Resources

b)	To the Executive:

Mr. Jean-Christophe Bédos

32 Chemin Anwoth

Westmount, Quebec

H3Y 2E7

6.3 Severability. If any paragraph, subparagraph or provision hereof is found for any reason whatsoever to be invalid or inoperative, that paragraph, subparagraph or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of the Executive in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants in this Agreement.

6.4 Entire Agreement, Amendment and Waiver. This Agreement constitutes the entire agreement and supersedes all prior agreements of the parties hereto relating to the subject matter hereof, and there are no oral terms or representations made by either party other than those herein. This Agreement may not be amended, supplemented or waived except by a writing signed by the party against which such amendment or waiver is to be enforced. The waiver by any party of a breach of any provision of this Agreement shall not operate to, or be construed as a waiver of, any other breach of that provision nor as a waiver of any breach of another provision.

6.5 Jurisdiction. Subject to Section 4.8, any legal action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the courts of the Province of Quebec and, by execution and delivery of this Agreement, the Executive and the Company irrevocably consent to the jurisdiction of those courts. The Executive and the Company irrevocably waive any objection, including any objection based on the grounds of forum non-conveniens, which either may now or hereinafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or any transaction related thereto.

6.6 Enforcement.

a) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to the Executive hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s estate or beneficiary.

b) If either party is required to institute litigation or arbitration to enforce their rights under this Agreement, then the prevailing party, as determined by a court of competent jurisdiction, shall be entitled to recover reasonable attorney’s fees and costs.

6.7 Survival of Rights and Obligations. The provisions of sections 3.2, 3.3, 3.4, 3.5 and 4 (but subject to the time limitations in Section 4.1) shall survive the termination or expiration of this Agreement. Section 4.1a) shall not survive the termination or expiration of this Agreement if the Company terminates the Executive without Cause, or if the Executive resigns with Good Reason. However, nothing in this subsection prohibits the Company from seeking relief under Section 4 of this Agreement, including circumstances where the Executive purports to resign with Good Reason.

6.8 Counterparts. This Agreement may be executed in two counterparts, each of which is an original but which shall together constitute one and the same instrument.

6.9 Written Resignation. In the event this Agreement is terminated for any reason (except by death), the Executive agrees that if at the time Executive is a director or officer of the Company or any of its direct or indirect subsidiaries, Executive will immediately deliver a written resignation as such director or officer, such resignation to become effective immediately.

6.10 Executive’s Representations. The Executive represents and warrants to the Company that (i) the Executive is able to perform fully the Executive’s duties and responsibilities contemplated by this Agreement (ii) there are no restrictions, covenants, agreements or limitations of any kind on his right or ability to enter into and fully perform the terms of this Agreement and (iii) without limiting the foregoing, the Executive shall remain legally entitled to work for the Company in Canada and the United States and to travel abroad.

6.11 Currency. For the avoidance of doubt, any references to monies or dollars set forth in this Agreement shall be in Canadian Dollars.

6.12 Language. The parties hereto acknowledge that they have requested and are satisfied that this Agreement and all related documents be drawn up in the English language. Les parties aux présentes reconnaissent avoir requis que la présente entente et les documents qui y sont relatifs soient rédigés en anglais.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement upon the date first above written.

BIRKS & MAYORS INC.

By:	/s/ Dr. Rossi di Montelera
Dr. Rossi di Montelera
Chairman of the Board

EXECUTIVE

/s/ Jean-Christophe Bédos
Jean-Christophe Bédos

EXHIBIT A

RELEASE

Birks & Mayors Inc. (the “Company”) and Jean-Christophe Bédos (the “Executive”) entered into an Employment Agreement (“Employment Agreement”) made as of January 4, 2012. To satisfy the requirement of Section 3.3 of the Employment Agreement, Executive hereby grants the Company the Release set forth below:

1. Release. The Executive, for himself, his heirs, and personal and legal representatives, except as provided in Section 2 hereof, does hereby irrevocably and unconditionally release, remise, and forever discharge the Company and any of its parent companies, subsidiaries or affiliates and each of their respective officers, directors, and employees (the “Releasees”), however denominated, past, present, and future, and their predecessors, successors, and assigns, of and from any and all manner of actions, causes, matters, suits, dues, bonds, judgments, debts, accounts, covenants, agreements, claims, controversies, guarantees, warranties, damages, liabilities, or demands of any nature whatsoever in law or equity, whether or not now known to him that he ever had, now has, or hereafter can, shall, or may have, for, upon, or by reason of any matter, action, omission to act, transaction, practice, conduct, cause, or thing of any kind whatsoever to the date he executes this Release. Such release, remise, and discharge of the Releasees includes, without limitation, any and all claims under any and all federal, provincial, state and local statutes or common law and extends without limitation to any and all acts, practices, or conduct by the Releasees, or the effects thereof, whether or not Executive now has knowledge thereof, or if any such effects exist or may in the future exist as a result of any act, omission, practice, or conduct that occurred prior to the date he executes this Release. Except as provided in Section 2, this Release shall specifically include, but not be limited to, the following:

(a) any and all claims and matters of any kind which arise or might arise, or which otherwise relate to the Executive’s employment with the Company or any of the Company’s parent companies, subsidiaries, affiliates, or the Executive’s termination of employment;

(b) any and all claims for wages and benefits (including without limitation salary, stock, stock options, commissions, bonuses, severance pay, health and welfare benefits, vacation pay, and any other fringe-type benefit);

(c) any and all claims for wrongful discharge, breach of contract (whether written or oral, express or implied), and implied covenants of good faith and fair dealing;

(d) any and all claims for alleged employment discrimination on the basis of age, race, color, religion, sex, national origin, veteran status, disability and/or handicap or any other prohibited ground of discrimination, in violation of any federal, provincial, state, or local statute, ordinance, judicial precedent, or executive order;

(e) any and all claims under any federal, provincial, state or local statute relating to employee benefits;

(f) any and all claims in tort, including but not limited to any claims for fraud, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional infliction of emotional distress, and/or negligence;

(g) any and all claims for additional commissions, compensation, or damages of any kind; and

(h) any and all claims for attorneys’ fees and costs.

2. Review. The Executive acknowledges that he has had the opportunity to review the Employment Agreement and this Release and to consider their terms with his attorneys and advisors and that he understands their meaning and effect. The Executive hereby acknowledges that the execution of this Release is the Executive’s own free and voluntary act and that the only inducement for Executive’s granting this Release is the payment provided for in Section 3.3 of the Employment Agreement. The Executive understands and acknowledges that the agreement with the Company constitutes a transaction within the terms of articles 2631 et seq. of the Civil Code of Québec and is made without prejudice and without any admission whatsoever of responsibility, fault or liability on the part of the Company.

3. General.

(a) This Release shall be deemed to have been made in and shall be construed in accordance with the laws of the Province of Québec.

(b) This Release shall enure to the benefit of and be binding upon the Executive and the Company and their respective heirs, executors, administrators, legal personal representatives, successors and assigns.

(c) The Executive has requested that this Release be drawn up in the English language. / Le soussigné a requis que la présente Quittance soit rédigée en anglais.

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UNDERSTOOD AND AGREED:

Jean-Christophe Bédos	Date

Witness	Date

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